Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Bank of Montreal

We consent to the use of the following reports:

•

our independent auditors’ report of registered public accounting firm dated December 6, 2011 on the consolidated balance sheets of Bank of Montreal (the “Bank”) as at October 31, 2011 and 2010, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2011; and

•	our independent auditors’ report of registered public accounting firm dated December 6, 2011 on the Bank’s internal control over financial reporting as of October 31, 2011 each of which is included in the Bank’s Annual Report on Form 40-F for the fiscal year ended October 31, 2011 and incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 26, 2012